Accretive Capital’s Founder & Managing Partner, Richard Fearon, Joins Nutrastar International’s Board of Directors

Harbin, China, November 29, 2012 – Nutrastar International Inc. (OTCQB: NUIN; "Nutrastar" or the "Company"), a leading producer and supplier of premium branded consumer products, including commercially cultivated Cordyceps Militaris (“Cordyceps”), functional health beverages and organic and specialty foods, today announced that it has appointed Mr. Richard Fearon as a new member of the Company’s Board of Directors. He replaces Mr. Joshua Kurtzig, who resigned from the Board on November 26, 2012. The board remains comprised of seven members, four of whom are independent, including Mr. Fearon.

Mr. Fearon is the Founder and Managing Partner of Accretive Capital Partners, a private investment fund founded in 2000 which targets undervalued small and micro-cap public companies representing attractive take-private candidates. Accretive Capital Partners has received top rankings by Morningstar, Barron’s Magazine, and Barclay Managed Funds, among others, and was recipient of HFM Week magazine’s 2011 Best Single Manager Long-Term Performance award among all United States hedge funds under $250 million. From 1993 until 2000, Mr. Fearon was a Principal at Allied Capital Corporation, a $4 billion private equity investment fund and the oldest publicly-traded business development company in the United States, until it was acquired by Ares Capital Corporation in 2010. He founded and ran Allied Capital’s Chicago office and was the Managing Partner of Allied Capital Midwest. Previous to working with Allied Capital, he was an investment banker at Morgan Stanley & Co. and PaineWebber Incorporated. Mr. Fearon earned an MBA in Finance from the Wharton School of Business and attended the Stockholm School of Economics. He received his BA with a double-major in Chemistry and Anthropology at Williams College.

“We are pleased to have Mr. Fearon join our Board of Directors effective November 26, 2012,” commented Ms. Lianyun Han, Chairwoman and Chief Executive Officer of Nutrastar. “His investment acumen, sound judgment, success in the public and private sector, as well as his wealth of experience working with and investing in growing, undervalued small companies like Nutrastar, will undoubtedly be invaluable to our entire team. On behalf of the Board of Directors, we welcome Mr. Fearon and thank Mr. Kurtzig for his service over the past two years. We wish him well in his future endeavors.”

Mr. Fearon commented, “I am honored to have been appointed to the Nutrastar board and look forward to working together with Ms. Han and the exceptional team she has assembled. As a significant shareholder, both personally and through Accretive Capital Partners, I am keenly aware of the extraordinary disconnect between the market price and the substantial and growing intrinsic value of Nutrastar. For over twelve years, Accretive Capital Partners has invested alongside outstanding small- and micro-cap public company managers in an effort to unlock shareholder value, and we are excited to join forces with Ms. Han and the Nutrastar board towards this end.”

The resignation of Mr. Kurtzig and the appointment of Mr. Fearon were made pursuant to a securities purchase agreement (the “Purchase Agreement”), dated May 27, 2010, by and among the Company and certain investors. Under the Purchase Agreement, among other things, the Company agreed to cause one person designated by ARC China, a major investor of the Company, to be duly appointed or elected to the Company’s Board of Directors. Mr. Kurtzig was designated by ARC China and thereafter appointed as a director of the Company in January 2011. After ARC China assigned the designation right to Accretive Capital Partners in January 2012, Accretive Capital Partners designated Mr. Fearon as the candidate to be elected to the Company’s Board of Directors. For more information, please refer to the Company’s Current Report on Form 8-K to be filed with the Securities and Exchange Commission on or about November 29, 2012.

About Nutrastar International Inc.

Nutrastar is a China based leading producer and supplier of premium branded consumer products including commercially cultivated Cordyceps Militaris, functional health beverages as well as specialty and organic foods. Cordyceps Militaris is one of the most highly regarded herbal nutrients in Traditional Chinese Medicine. The Company is headquartered in Harbin, capital of Heilongjiang Province, with 332 employees, including 21 in R&D, and 149 in sales and marketing. The products of Nutrastar are sold throughout China via a sales and distribution network that covers more than 10 provinces. More information may be found at http://www.nutrastarintl.com/ or e-mail: ir@nutrastarintl.com
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Safe Harbor Statement

This news release contains “forward-looking statements” relating to the business of Nutrastar International Inc., its subsidiaries and other affiliate companies. All statements, other than statements of historical fact included herein are "forward-looking statements" including statements concerning plans, objectives, goals, strategies, future events or performance, and underlying assumptions and other statements that are other than statements of historical facts. These forward-looking statements are often identified by the use of forward-looking terminology such as "believes," "expects" or similar expressions. These statements are subject to uncertainties and risks including, but not limited to, product and service demand and acceptance, changes in technology, economic conditions, the impact of competition and pricing, government regulation, and other risks contained in reports filed by the Company with the Securities and Exchange Commission. All forward-looking statements attributable to the Company or persons acting on its behalf are expressly qualified in their entirety by these factors. You should not place undue reliance on these forward-looking statements, which speak only as of the date of this press release. Other than as required under the securities laws, the Company does not assume a duty to update any forward-looking statements to reflect events or circumstances after the date hereof.

For more information, please contact:

Howard Gostfrand
American Capital Ventures
Tel: +1-305-918-7000
Email: info@amcapventures.com